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                                                                     EXHIBIT 4.1


                         SUMMIT FAMILY RESTAURANTS INC.

                             1992 STOCK OPTION PLAN

                 as amended April 8, 1994 and November 18, 1994
                         by the Compensation Committee


         1. OBJECTIVES. The objectives of the Plan are to advance and promote the interests of Summit Family Restaurants Inc. (the "Company") and its shareholders by giving key employees and directors of the Company an opportunity to acquire shares of common stock of the Company. The Company seeks to attract and retain qualified employees and directors and to promote the identification of their interests with those of the Company's shareholders. Grants of Common Stock under this Plan may consist of one or more of the following: (a) Incentive Stock Options under Section 422 of the Code; or, (b) Nonqualified Stock Options.

         2. DEFINITIONS. The following terms are specifically defined for purposes of this Plan:

         "Agreement" means the written option agreement between the Company and the Participant under which the Participant may acquire shares of Common Stock upon exercise of an Option pursuant to this Plan. Each option grant shall be evidenced by an Agreement dated as of the Date of Grant and executed by the Company and the Participant. The Agreement shall indicate the type of grant and may contain any other terms and conditions determined by the Committee, not inconsistent with the provisions of the Plan.

         "Board" means the Board of Directors of the Company.

         "Change of Control" means the occurrence of any of the following transactions, with the Change of Control deemed to occur as of the date of consummation of the transaction:

         (a) Any person or entity shall acquire, other than directly from the Company, in excess of 49% of the Company's outstanding shares of Common Stock unless the acquisition is pursuant to an agreement with the Company approved by a majority of the Board before the acquirer becomes a beneficial owner of 5% of the Company's voting power;





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         (b)     The Company's shareholders on the date immediately prior to the date of shareholder approval of the transaction ("Pre-transaction Shareholders") approve the consummation of any merger, consolidation or other combination with one or more other corporations, as a result of which the Pre-transaction Shareholders own less than 50% of the voting power of the surviving entity after the transaction, unless a majority of the directors of the surviving entity were directors of the Company before consummation of the transaction;

         (c) A change in the composition of a majority of the Board during any 24 month period without the approval of a majority of the directors in office at the beginning of the period; or

         (d) The liquidation of the Company or the sale or disposition of all or substantially all of the assets of the Company whether or not approved by the shareholders or the Board.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Committee" means the Compensation Committee of the Board, comprised of at least two or more Board members, all of whom are Disinterested Persons.

         "Common Stock" means common stock, par value $.10 per share, of the Company.

         "Date of Exercise" as to a particular Option means the date on which the Company receives from the Participant all of the following: (a) written notice of exercise of the Option as to a specified number of shares of Common Stock; (b) full payment of the Option Price for the shares; and (c) any additional documents required pursuant to paragraph 10.

         "Date of Grant" as to a particular Option means the date on which the Committee grants the Option under the Plan.

         "Disabled or Disability" means permanent and total disability as it is defined in Section 22(e)(3) of the Code.

         "Disinterested Person" has the meaning set forth in Rule 16b-3(d)(3) promulgated under the Securities Act.

         "Eligible Participant," for purposes of Incentive Stock Options, means officers (who may also be directors) and employees regularly employed on a salaried basis by the Company or any Subsidiary.

         "Eligible Participant," for purposes of Nonqualified Stock Options, means officers (who may also be directors) and employees regularly employed on a salaried basis by the





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Company or any Subsidiary, and directors of the Company or any Subsidiary, whether or not they are employees.

         "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

         "Fair Market Value" of the Common Stock means the last sale price at which Common Stock is traded on a date or, if no Common Stock is traded on that date, the most recent prior date on which Common Stock was traded, as reflected on the National Market System of the National Association of Securities Dealers Automated Quotation System.

         "Incentive Stock Option" has the meaning given to it by Section 422 of the Code and as further defined in this Plan.

         "Limited Stock Appreciation Right" means a grant in tandem with an Option, entitling the Participant to receive cash equal to the difference between the tandem Option Price and the highest Fair Market Value of the Common Stock within 60 days of a Change of Control. Limited Stock Appreciation Right is further defined under paragraph 9 below.

         "Nonqualified Stock Option" means any Option granted by the Company pursuant to this Plan which is not an Incentive Stock Option.

         "Option" means an Option to purchase Common Stock granted by the Company pursuant to the provisions of this Plan.

         "Option Price" means the price per share of Common Stock purchasable under an Option. The Option Price shall be determined by the Committee at the Date of Grant but shall not be less than the Fair Market Value on the Date of Grant.

         "Participant" means an Eligible Participant who has received an Option granted by the Committee under this Plan.

         "Plan Year" means a fiscal year which coincides with each fiscal year of the Company during the term of the Plan.

         "Securities Act" means the Securities Act of 1933, as amended from time to time.

         "Subsidiary" means any corporation of which more than 50% of the outstanding shares of voting stock are beneficially owned directly or indirectly by the Company.

         In addition, the terms "Formula Grant" and "Non-Employee Director" shall have the meanings set forth in paragraph 10.





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         3.      COMMON STOCK AVAILABLE; ADJUSTMENTS.  The maximum number of shares of Common Stock available to Eligible Participants under the Plan is 1,060,000 shares. Shares of Common Stock subject to grants under this Plan shall be authorized and unissued shares of Common Stock or treasury stock. If any portion of an Option terminates or is forfeited for any reason prior to exercise, the shares of Common Stock subject to the terminated or forfeited Option will return to the pool of available shares for additional grants under the Plan. The number of shares for which Options may be granted to any single Participant during any one (1) Plan Year under the Plan shall not exceed 100,000. If the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company in a reorganization, recapitalization, reclassification, combination of shares, stock split-up, or stock dividend, the Committee will make corresponding adjustments in the numbers of shares and prices necessary to reflect the change in the number of kind of shares of Common Stock. The number of shares of Common Stock previously optioned and the Option Prices shall likewise be adjusted. The Company at all times during the term of the Plan shall reserve for issuance the number of shares of Common Stock available for issuance under this Plan.

         4. ADMINISTRATION AND INTERPRETATION. The Plan shall be administered solely by the Committee. The Committee may make rules and establish procedures it deems appropriate for the administration of the Plan.
If there is any disagreement as to the interpretation of the Plan or any of its rules or procedures, the decision of the Committee shall be final and binding upon all persons in interest. Notwithstanding the above, the Committee shall have no authority, discretion or power to select the individuals who are or will be eligible to receive Formula Grants under paragraph 10 of this Plan. The Committee shall not have any discretion to determine the amount, price or timing of any Formula Grants granted or to be granted pursuant to its express terms and except in accordance with the terms and provisions of paragraph 10 below. Subject to the foregoing, the Committee shall have the power, subject to, and within the limitations of, the express provisions of paragraph 10:

                 (i) To construe and interpret paragraph 10 and any Formula Grant, to construe or interpret any condition or restrictions imposed on Common Stock acquired pursuant to the exercise of a Formula Grant, to define the terms used herein and to establish, amend and revoke rules and regulations for administration of paragraph 10. The Committee in the exercise of this power, may correct any defect, omission or inconsistency in paragraph 10 or in any Formula Grant Agreement, in a manner and to the extent it shall deem necessary or expedient to make paragraph 10 fully effective;

                 (ii) To amend, modify, suspend or terminate paragraph 10 in accordance with Section 18 hereof, and to recommend to shareholders, amendments to paragraph 10 or termination of paragraph 10.

         5. GRANTING OF OPTIONS. The Committee is authorized to grant Options to Eligible Participants pursuant to the Plan. The terms, provisions and type of Options, the number





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of shares, if any, optioned in each Plan Year, the Participants to whom Options are granted, and the number of shares of Common Stock optioned to each Participant shall be wholly within the discretion of the Committee, subject to the total number of shares of Common Stock available under the Plan and the provisions of paragraph 3, and, notwithstanding any other provisions of the Plan, no Option shall be granted later than ten (10) years after the date the Plan is adopted by the Board.

         6. OPTION TERMS APPLICABLE TO ALL OPTIONS. Subject to the limitations prescribed in paragraph 5 above and paragraph 10 below, all Options granted under the Plan shall be on the following terms:

                 (a) The Option price shall be fixed by the Committee but shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant;

                 (b) The Option Price shall be payable in cash, by certified or cashier's check payable to the order of the Company, in shares of Common Stock of the Company having a Fair Market Value equal to the Option Price on the Date of Exercise, or any combination thereof. In addition, the Committee also may allow (i) cashless exercises subject to any restrictions imposed by federal or state law, including any federal securities law restrictions, or (ii) payment by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law;

                 (c) The Option shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order;

                 (d) The Option shall expire ten (10) years after the Date of Grant, unless an earlier date is fixed by the Committee;

                 (e) If a Participant who is a full-time employee of the Company or a Subsidiary dies or becomes Disabled while employed by the Company or any Subsidiary, his or her Option may be exercised within 12 months after his or her death or Disability. Upon the Participant's death, the Option may be exercised by the Participant's personal representative or by any beneficiary to whom the Participant's interest in the Option has devolved under a will or the laws of descent and distribution. Upon the Participant's Disability, the Option may be exercised by the Participant or his or her legal representative. Any exercise of any portion of the Option pursuant to this subparagraph may only occur to the same extent that, at the Date of Exercise, the Option would have been exercisable by the Participant if then living, not Disabled and employed by the Company or a Subsidiary. To the extent the Option is not exercised it shall expire at the end of the twelve-month period; and,

                 (f) If the Company is succeeded by another company in a reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation, the





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         successor company shall assume the outstanding Options granted under the Plan or shall substitute new Options for them, with, in the case of Incentive Stock Options, only modification necessary to continue their status or the status of the substituted Options as Incentive Stock Options for purposes of the Code.

         7. OPTION TERMS APPLICABLE ONLY TO INCENTIVE STOCK OPTIONS. In addition to the terms specified in paragraph 6 above, all Incentive Stock Options granted under the Plan shall be on the following terms:

                 (a) No Incentive Stock Option shall be granted to any Eligible Participant who, immediately prior to the grant, owns more than 10% of the voting power of all classes of stock of the Company or of a Subsidiary, unless the Option Price is at least 110% of the aggregate Fair Market Value of the Common Stock for which the Option is granted on the Date of Grant and the Option, by its terms, expires no later than five years after the Date of Grant;

                 (b) In the case of Incentive Stock Options granted under the Plan, the aggregate Fair Market Value (determined as of the Date of Grant) of the Common Stock for which Options are granted under the Plan to any one Participant that are exercisable for the first time during any calendar year shall not exceed $100,000;

                 (c) Except to the extent that the Committee modifies or amends the following vesting schedule for any Participant, the following vesting schedules shall apply:

                          (A) For Incentive Stock Options granted prior to April 8, 1994, vesting shall occur over four years from the Date of Grant, as follows: (i) Participants shall be eligible to exercise 20% of the Option immediately on or after the Date of Grant; and, (ii) they shall be eligible to exercise an additional 20% per year on or after each anniversary of the Date of Grant thereafter, until fully vested.

                          (B) For Incentive Stock Options granted on or after April 8, 1994, vesting shall occur over five years from the Date of Grant, as follows: (i) Participants shall be eligible to exercise 20% of the Option on or after the first anniversary of the Date of Grant; and, (ii) they shall be eligible to exercise an additional 20% per year on or after each anniversary of the Date of Grant thereafter, until fully vested.

                 (d) Except as otherwise provided in subparagraph 6(e) above or paragraph 17 below, if the Participant ceases to be an employee of the Company or any Subsidiary, the Option shall terminate three months after the date the Participant ceases to be an employee and may only be exercised prior to the last day of the three-month period; and,





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                 (e)      Notwithstanding any other provision of the Plan, the
         terms of any Incentive Stock Option granted under the Plan shall fully comply with the provisions of Section 422 of the Code, or its successor, and any regulations thereunder.

         8.      OPTION TERMS APPLICABLE ONLY TO NONQUALIFIED STOCK OPTIONS.
In addition to the terms specified in paragraph 6 above, all Nonqualified Stock Options granted under the Plan shall be on the following terms:

                 (a) Nonqualified Stock Options shall vest as determined by the Committee in its sole discretion and may vest 100% as of the Date of Grant or in the percentages and over the periods of time established by the Committee as of the Date of Grant. The Agreement for each Nonqualified Stock Option shall specify the terms upon which the Option shall vest; and,

                 (b) Except as may otherwise be provided by the Committee at any time, a Nonqualified Stock Option granted to a Participant who is an employee of the Company or a Subsidiary shall terminate three months after the date on which the Participant ceases to be an employee of the Company or a Subsidiary and may only be exercised prior to the last day of the three month period subject to the provisions of subparagraph 6(e) and paragraph 17 of this Plan.

         9. GRANT AND EXERCISE OF LIMITED STOCK APPRECIATION RIGHTS. Limited Stock Appreciation Rights may be granted to Eligible Participants by the Committee in tandem with any Option granted pursuant to this Plan, in accordance with the following terms:

                 (a) The Limited Stock Appreciation Right may be granted either at or after the time of the grant of a Nonqualified Stock Option. In the case of a Limited Stock Appreciation Right granted in tandem with an Incentive Stock Option, the Limited Stock Appreciation Right may be granted only at the time of the grant of the Incentive Stock Option;

                 (b) A Limited Stock Appreciation Right shall entitle the holder of the tandem Option, upon exercise of the Limited Stock Appreciation Right, to surrender the Option and the Limited Stock Appreciation Right in exchange for an amount in cash equal to: (1) the excess of (i) the highest Fair Market Value of a share of Stock during the period beginning 60 days prior to a Change of Control and the date of a Change of Control over (ii) the Option Price; multiplied by, (2) the number of shares as to which the Limited Stock Appreciation Right shall have been exercised;

                 (c) A Limited Stock Appreciation Right shall only be exercisable for a 90 day period beginning on the date of a Change of Control;





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                 (d)      Limited Stock Appreciation Rights shall be
         exercisable only to the extent the related Options have not been previously exercised. A Participant must satisfy the terms and procedures for the exercise of an Option as set forth in this Plan and in the related Agreement in order to exercise a Limited Stock Appreciation Right;

                 (e) In the case of a Participant subject to the restrictions of Section 16(b) of the Exchange Act, no Limited Stock Appreciation Right (as referred to in Rule 16b-3(e) or any successor rule under the Exchange Act) shall be exercised except in compliance with any applicable requirements of Rule 16b-3(e) or its successor; and,

                 (f) All Limited Stock Appreciation Rights granted under this Plan shall be granted within ten (10) years from the date this Plan is adopted by the Board.

         10.     FORMULA GRANTS TO NON-EMPLOYEE DIRECTORS.

                 (a) The provisions of this paragraph 10 are applicable only to Nonqualified Stock Options granted to Non-Employee Directors (as defined below), pursuant to subparagraph 10(c) below. All other Options granted to Directors and other Eligible Participants shall be governed by the provisions of paragraphs 6 and 7 or 8, as applicable.

                 (b) For purposes of this paragraph 10 the term "Non-Employee Director" means a member of the Board who is not an employee of the Company. Options granted pursuant to this paragraph 10 are hereinafter referred to as "Formula Grants".

                 (c)      (i)     Each Non-Employee Director will be granted
                 Options to purchase 5,000 shares of Common Stock on the date of the Board meeting immediately following the date he or she is first elected or appointed (whichever is applicable) to the Board;

                          (ii) Each Non-Employee Director will be granted Options to 2,000 shares of Common Stock each year at the first Board meeting held in conjunction with the Annual Meeting of Shareholders, or if there is no such Board meeting, the next Board meeting after the Annual Meeting of Shareholders; provided that the Non-Employee Director has served on the Board for at least six consecutive months immediately preceding the date of the grant. The Non-Employee Director must be a current member at the time of the grant; therefore, if the Non-Employee Director completes a three-year term and does not stand for re-election, the Non-Employee Director will not receive a grant at the end of the three-year term.

                          (iii) The Option Price of the Formula Grants shall be 100% of the Fair Market Value of the Common Stock on the Date of Grant.





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                          (iv)    The Formula Grants shall be 100% vested on
                 the Date of Grant.

                          (v) The Formula Grants shall expire ten (10) years after the Date of Grant.

                          (vi)    Notwithstanding any provision to the
                 contrary, no Formula Grants shall be granted on a date when the number of shares authorized for issuance pursuant to the Plan and then available for issuance pursuant to the Plan is less than the aggregate number of such shares which would be issuable pursuant to Formula Grants otherwise required to be granted on such date assuming the full vesting and exercise of all outstanding Options granted pursuant to the Plan. In the event the Formula Grants are not granted as a result of the application of this subparagraph 10(c)(v), no Formula Grant shall thereafter be granted pursuant to this paragraph 10 or the Plan.

                          (vii) All provisions of the Plan not inconsistent with this paragraph 10 shall apply to Formula Grants; provided, however, that the provisions of paragraphs 5, 7, 8 and 9 shall not apply to Formula Grants, and the Committee shall have not discretion to determine or modify the amount, pricing or timing of such Formula Grants. In the event of any conflict between a provision of this paragraph 10 and a provision in any other paragraph of the Plan, such provision of this paragraph 10 shall be deemed to control with respect to Formula Grants.

                 (d) Adoption of this paragraph 10 shall be subject to the approval of the shareholders of the Company in accordance with applicable law.

         11. ADDITIONAL REQUIREMENTS. Upon the grant or exercise of an Option under this Plan by a Participant, the Committee may require the fulfillment of any reasonable conditions, and may require the Participant to deliver any documents deemed reasonably necessary, including but not limited to the following:

                 (a) A written statement that the Participant is purchasing the shares of Common Stock for investment and not with a view toward their distribution or sale and will not sell or transfer any securities received except in accordance with the Securities Act and applicable state securities laws; and

                 (b) Evidence reasonably satisfactory to the Company that at the Date of Grant or Date of Exercise the Participant meets any other Committee requirements.

         12. COMPLIANCE WITH GOVERNMENTAL AND OTHER REGULATIONS. The Company will not be obligated to issue and sell the shares of Common Stock issued pursuant to grants hereunder if, in the opinion of its counsel, the issuance would violate any applicable federal





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or state securities laws.  The Company will seek to obtain from each regulatory commission or agency having jurisdiction any required authority to act hereunder. Inability of the Company to obtain from any regulatory commission or agency authority which counsel for the Company deems necessary for the lawful issuance of shares of Common Stock shall relieve the Company from any liability for failure to issue any shares until the authority is obtained.

         13. NONASSIGNMENT OF OPTIONS. Except as otherwise provided in subparagraphs 6(c) and 6(e), any Option granted under this Plan and the rights and privileges conferred shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of an Option, right or privilege contrary to the provision hereof, or upon the levy of any attachment or similar process upon the rights and privileges conferred hereby, the Option and the rights and privileges conferred hereby shall immediately terminate.

         14. WITHHOLDING OF APPLICABLE TAXES. The Company shall have the right to reduce the number of shares of Common Stock otherwise required to be issued upon exercise of an Option granted hereunder by an amount which would have a Fair Market Value on the Date of Exercise equal to all Federal, state, city, or other taxes as shall be required to be withheld by the Company pursuant to any statute or any governmental regulation or ruling. In connection with all withholding obligations, the Company may make any other arrangements consistent with the Plan as it may deem appropriate, including but not limited to withholding taxes from compensation payable to the Participant and requiring the Participant to remit cash in an amount equal to the taxes required to be withheld.

         15. PLAN AND GRANTS NOT TO AFFECT EMPLOYMENT. Neither the Plan nor any grant hereunder shall confer upon any Participant or Eligible Participant any right to continue in the employ of the Company or any Subsidiary.

         16. INDEMNIFICATION. No member of the Board or the Committee shall be liable for any action or determination taken or made in good faith with respect to this Plan nor shall any member of the Board or the Committee be liable for any Agreement issued pursuant to this Plan or any grants under it. Each member of the Board and the Committee shall be indemnified by the Company against any losses incurred in such administration of the Plan, unless his action constitutes serious and willful misconduct.

         17. CHANGE OF CONTROL. If there is a Change of Control of the Company, then, notwithstanding anything to the contrary in this Plan or any Agreement, each Option then outstanding shall become immediately and fully exercisable. The Option of a Participant whose employment with the Company is terminated for any reason within six (6) months following a Change of Control shall be immediately exercisable and remain exercisable for a period of six (6) months from the date of the Change of Control, but in no event, after the expiration of the exercise period stated therein.





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         18.     AMENDMENT OF PLAN.  The Committee may make any amendments to the Plan which may be required so that the Incentive Stock Options granted hereunder shall at all times have the status of incentive stock options for purposes of the Code, and may make any other amendments which it deems necessary or advisable, provided that the Company may seek shareholder approval of an amendment if determined to be required by or advisable under regulations of the Commission or the Internal Revenue Service, the rules of any stock exchange or system on which the Company's stock is listed or other applicable law or regulation. Notwithstanding the above, the provisions of the Plan governing: (i) the number of Formula Grants to be granted to a Non-Employee Director pursuant to paragraph 10, (ii) the number of Options to be covered by such Formula Grants, (iii) the Option Price under each Formula Grant, (iv) when and under what circumstances each such Formula Grant will be granted, and the period within which each such Formula Grant may be exercised shall not be amended more than once every six (6) months, other than to comply with changes in the Code, the Employee Retirement Income Security Act, the Securities Act or the rules thereunder.

         19. APPROVAL OF SHAREHOLDERS. The Plan shall take effect upon adoption by the Board. Notwithstanding the foregoing, the Plan shall terminate and be of no force or effect unless the Plan is approved by the holders of a majority of the outstanding shares of common stock of the Company within twelve months of the Plan's adoption by the Board.

         20. NOTICES. Any notice required or permitted hereunder shall be sufficiently given only if sent by registered or certified mail postage prepaid, addressed to the Company at its principal executive offices in Salt Lake City, Utah, and to the Participant at the address on file with the Company at the Date of Grant, or to the address designated by either party in writing to the other.

         21. SUCCESSORS. The Plan shall be binding upon and inure to the benefit of any successor or successors of the Company.

         22. SEVERABILITY. If any part of the Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of this Plan which shall continue in full force and effect.

         23. TERMINATION OF THE PLAN. The Committee may terminate this Plan at any time; otherwise the Plan shall terminate ten years after it is adopted by the Board. Termination of the Plan shall not deprive Participants of their rights under previously granted Options.





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